Exhibit 1.2

FORM 21 (Section 371) Province of British Columbia _________ COMPANY ACT _________ SPECIAL RESOLUTION

I HEREBY CERTIFY THAT THIS IS A COPY OF A DOCUMENT FILED WITH THE REGISTRAR OF COMPANIES

  OCT. 3 1995

       /s/ V. Adam

FOR REGISTRAR OF COMPANIES FOR THE PROVICE OF BRITISH COLUMBIA

Certificate of

Incorp. No. 494759

The following special resolutions were passed by the undermentioned Company on the date stated:

Name of Company: BLUE DESERT MINING INC.

Date resolution passed: September 1, 1995

RESOLVED:

1.

THAT the authorized capital of the Company be increased by creating 25,000,000 First Preferred Shares without par value, having attached thereto the special rights and restrictions set out in Article 24.1 as adopted by a special resolution of today's date;

2.

THAT the authorized capital of the Company be increased by creating 25,000,000 Second Preferred Shares without par value, having attached thereto the special rights and restrictions set out in Article 24.2 as adopted by a special resolution of today's date;

3.

THAT the Memorandum of the Company be altered accordingly, and that the form of Memorandum attached hereto as Schedule "A" be adopted; and

4.

THAT the Articles of the Company be altered by adding new Articles 24.1 and 24.2 as set forth in Schedule "B" hereto.

Certified a true copy the 27th day of September, 1995.

(Signature)	/s/ Gregory C. Smith
GREGORY C. SMITH

(Relationship to Company)	Solicitor